EXHIBIT NO. 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS ANNOUNCES RESIGNATION OF ITS PRESIDENT AND CHIEF

OPERATING OFFICER

DALLAS, TX, February 3, 2009 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today announced that effective February 2, 2009, Peter T. Bulger has resigned as President and Chief Operating Officer of the Company and its operating subsidiary, U.S. Remodelers, Inc., to pursue other business opportunities.

The Board of Directors has appointed Murray H. Gross as President to replace Mr. Bulger. Mr. Gross currently serves as the Company’s Chief Executive Officer and Chairman of the Board and previously served as President of the Company from 2001 to March 2007. In December 2008, Mr. Gross signed a new employment contract with the Company to continue his services as the Company’s Chief Executive Officer through 2011.

Mr. Gross stated “We want to recognize and thank Peter for his contributions and accomplishments during his tenure as President and Chief Operating Officer. We wish Peter success with his future endeavors.”

Mr. Gross continued “At this time the Company has not made a decision regarding filling the position of Chief Operating Officer. For the foreseeable future, as President, I will assume the day-to-day operations of the Company as well as continue to serve as the Company’s Chief Executive Officer. I look forward to working on a daily basis with our management team and our strategic partner, The Home Depot, to continue the growth and expansion of our kitchen and bath refacing and home organization product offerings to Home Depot customers.” Mr. Gross concluded “Our cash and working capital positions remain strong and I am confident that we will continue the growth of our business in spite of the current adverse economic climate.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.